Exhibit 10.1.3

GEOVAX, INC.

AMENDMENT NO. 1 TO SALARY DEFERRAL AGREEMENT

This Amendment No. 1 to Salary Deferral Agreement (the “Agreement”) is entered into as of July 1, 2017 by and between GeoVax, Inc., a Georgia Corporation (the “Company”), and Robert T. McNally (the “Employee”).

Whereas, the Company and Employee entered into a Salary Deferral Agreement (the “Original Agreement”) dated April 25, 2016; and

Whereas, the Company and Employee recognize that it is in the best interests of the Company, its shareholders, and its collective Employees to conserve the Company’s cash resources; and as part of its cash conservation measures, the Company has asked certain of its employees to accept salary reductions and/or deferrals; and

Whereas, the Company and Employee acknowledge that the Original Agreement and this amendment have been entered into for the express purpose of conserving the Company’s cash resources and not for executive compensation tax planning purposes, and

Whereas, Employee currently is currently earning an annualized gross salary of $275,000 (“Base Salary”), which has been previously reduced by 40% to $165,000, based on Employee’s reduction of his time devoted to the Company’s business;

Now, therefore, the parties hereby agree as follows:

1.	Accumulated Salary Deferral.
Employee acknowledges his prior verbal agreement to continue the salary deferral pursuant to the Original Agreement through June 30, 2017. The Company and Employee acknowledge and agree that the accumulated amount of deferred salary owed to Employee as of June 30, 2017 is $164,374.91.

2.	Continuation of Salary Deferral.
Employee agrees to continue deferral of all but $25,000 of his Base Salary, which amount will be accrued and paid to Employee as described below.

3.	Discontinuance of Salary Reduction and/or Deferral
Employee’s Salary Deferral pursuant to this Agreement shall end upon the occurrence of a significant event (to include financing, corporate partnership, etc., as determined solely by the Company) (the “Discontinuance Date”).

4.	Payment of Accumulated Deferred Salary.
At the Discontinuance Date, the Company in its sole discretion will determine the form of payment to be made to Employee for the accumulated Deferred Salary. Such payment may be made in cash, in the form of Company Stock, or in a combination of cash and stock.

ACCEPTANCE

Employee		Date

Agreed:
GeoVax, Inc.
By: